UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):   December 1, 2005

Radnor Holdings Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-19495	23-2674715
(Commission File Number)	(IRS Employer Identification No.)

Radnor Financial Center, Suite A300 150 Radnor Chester Road, Radnor, Pennsylvania	19087-5292
(Address of Principal Executive Offices)	(Zip Code)

(610) 341-9600

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 1, 2005, Radnor Holdings Corporation (the “Company”) entered into a Credit Agreement with two affiliates of Tennenbaum Capital Partners, LLC (the “Lenders”) pursuant to which the Lenders provided $95.0 million of secured debt financing (the “Loans”). The Company used a portion of the net proceeds from the Loans to: (i) redeem all of the Company’s Senior Secured Floating Rate Notes due 2009 and (ii) refinance certain other existing indebtedness. The remaining net proceeds will be used for general capital expenditures related to manufacturing operations and working capital.

The Loans mature on September 15, 2009. The Loans bear interest at a floating rate equal to LIBOR plus 7.25% per year, which will be reset and paid quarterly.

The Loans are senior secured obligations, ranking equally in right of payment with all of the Company’s existing and future senior debt and ranking senior in right of payment to all of the Company’s future subordinated debt. The Loans are guaranteed by all of the Company’s domestic restricted subsidiaries, which include all of the Company’s domestic operating subsidiaries. The Loans are secured by a first priority lien on collateral that includes substantially all of the Company’s and the guarantors’ machinery and equipment located in the United States and owned real property relating to nine of the Company’s U.S. manufacturing facilities, subject to certain exceptions, and will include certain additional specified equipment acquired in the future.

The Credit Agreement includes covenants, which restrict, among other things, the Company’s ability to incur additional debt, enter into sale and leaseback transactions, pay dividends or distributions on or repurchase the Company’s capital stock, issue stock of subsidiaries, make certain investments, create liens on the Company’s assets to secure debt, enter into transactions with affiliates, merge or consolidate with another company or transfer substantially all of the Company’s assets or transfer or sell specified assets, and require certain minimum EBITDA for fiscal 2006 and thereafter. There are a number of specified limitations and exceptions to these covenants.

The Credit Agreement contains customary events of default, including, but not limited to, (i) defaults in the payment of principal, premium or interest, (ii) defaults in the compliance with covenants contained in the Credit Agreement, (iii) cross defaults resulting in final principal payment defaults on or acceleration of more than $7.5 million of other indebtedness, (iv) failure to pay more than $7.5 million of judgments that have not been stayed by appeal or otherwise or (v) the Company’s bankruptcy.

The Loans may be prepaid at the option of the Company at 102% of the principal amount of the Loans, reducing over time to 100%, plus accrued and unpaid interest. If a change of control occurs, the Company will be required to make an irrevocable offer to the Lenders to prepay the Loans at the greater of the prepayment price then in effect and 101% of the principal amount of the Loans, plus accrued and unpaid interest.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure provided under Item 1.01 of this current report regarding the Loans is incorporated by reference herein.

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Item 8.01.	Other Events.

On December 1, 2005, the Company completed the redemption of $70 million principal amount of its Senior Secured Floating Rate Notes due 2009, representing the entire outstanding principal amount of such Notes. The redemption price was 102.00% of the principal amount outstanding, plus accrued but unpaid interest to the redemption date.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADNOR HOLDINGS CORPORATION

By:	/s/ Michael T. Kennedy
Michael T. Kennedy President and Chief Executive Officer

Dated:  December 7, 2005

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